EXHIBIT 23


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated April 22, 2003, appearing in the Annual Report on page F-2 of Form 10-KSB of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ending February 28, 2003, in the Company's Registration Statements on Form S-8, SEC File No. 333-50325 and 333-76038 regarding the 1997 Stock Option Plan and SEC File No. 333-50343 regarding the Consulting Agreement; and in the Company's Registration Statement on Form S-3, SEC File No. 333-42824.



/s/ Ferlita, Walsh & Gonzalez, P.A.
3302 Azeele Street
Tampa, Florida  33609

May 27, 2003